SCP Pool Corporation

Craig K. Hubbard
Chief Financial Officer
985.801.5117
craig.hubbard@scppool.com

FOR IMMEDIATE RELEASE

SCP POOL CORPORATION
REPORTS RECORD THIRD QUARTER RESULTS
_________________________________________________

29% EARNINGS PER SHARE INCREASE

COVINGTON, La. (October 22, 2003) – SCP Pool Corporation (the “Company” or “SCP”) (Nasdaq/NM: POOL) today reported record results for the third quarter of 2003.

Earnings per share for the third quarter of 2003 increased 29% to $0.49 per diluted share on net income of $18.4 million, compared to $0.38 per diluted share on net income of $14.2 million for the third quarter of 2002.

Net sales for the three months ended September 30, 2003 increased $48.8 million, or 17%, to $337.6 million, compared to $288.8 million in the third quarter of 2002. Base business sales growth of 14% contributed $35.8 million to the increase, while acquired service centers and service centers consolidated with acquired locations accounted for the remaining increase. Same store sales growth was 12% in the third quarter of 2003.

Gross profit for the three months ended September 30, 2003 increased $17.1 million, or 23%, to $92.2 million from $75.1 million in the same period in 2002. This increase was primarily due to the increase in net sales. Gross profit as a percentage of net sales (gross margin) increased 130 basis points to 27.3% in the third quarter of 2003 from 26.0% in the comparable 2002 period. The base business gross margin improved 20 basis points primarily due to improved selling and purchasing practices. The remaining increase in gross margin is attributable to the business acquired in our August 2002 Fort Wayne acquisition (Fort Wayne), including the consolidation of margins from the acquired manufacturing business.

Operating expenses in the third quarter of 2003 increased $10.3 million, or 20%, to $60.9 million from $50.6 million in the third quarter of 2002. Operating expenses as a percentage of net sales increased 50 basis points to 18.0% in 2003 from 17.5% in 2002 primarily due to the Fort Wayne Acquisition. Operating expenses related to Fort Wayne are typically higher due to the consolidation of the manufacturing portion of the business. Base business operating expenses as a percentage of net sales decreased 20 basis points to 17.1% in 2003 from 17.3% in 2002.

Cash provided by operations increased $18.5 million, or 45%, to $59.5 million in the first nine months of 2003 compared to $41.0 million in the same period in 2002.

“Our favorable results are due to continued improvement in our execution of our marketing and sales programs supported by strong consumer demand and reasonable weather conditions,” commented Manuel Perez de la Mesa, President and CEO.

Net sales for the nine months ended September 30, 2003 increased $141.7 million, or 17%, to $965.9 million, compared to $824.2 million in the comparable 2002 period. Base business sales growth of 10% contributed $76.0 million to the increase, while acquired service centers and locations consolidated with acquired service

POOL Reports Record Third Quarter 2003 Results

October 22, 2003

centers accounted for the remaining increase. Same store sales growth was 8% in the first nine months of 2003. Gross profit margin increased 140 basis points to 27.5% in the first nine months of 2003 from 26.1% for the same period last year with base business gross margin increasing 40 basis points between periods. Operating income for the first nine months of 2003 increased 19% to $91.9 million, or 9.5% of net sales, compared to operating income of $77.2 million, or 9.4% of net sales in the same period last year. Earnings per share for the first nine months increased 26% to $1.45 per diluted share on net income of $53.8 million, compared to $1.15 per diluted share on net income of $44.7 million in the comparable 2002 period.

Wilson B. Sexton, Chairman, added, “The Board is pleased with the Company’s results through September 30, 2003, and especially pleased with the Company’s achievement of a new milestone in October by becoming the first company in the young swimming pool industry to realize a billion dollars in sales.”

At September 30, 2003, 170 service centers were included in the base business calculations. Of the excluded service centers, 11 were acquired within the last 15 months and 13 were existing service centers that were consolidated with acquired locations within the last 15 months. In addition to the 24 service centers excluded from the base business calculations, the same store calculations also excluded six new service centers open less than 15 months and ten locations affected by new service center openings in the immediate market areas within the last 15 months.

All share and per share data for all periods presented reflect the effects of the three–for–two stock split effective September 12, 2003.

SCP Pool Corporation is the world’s largest wholesale distributor of swimming pool supplies and related products. As of October 22, 2003, SCP distributes more than 60,000 national brand and private label products to over 45,000 customers through 195 service centers in North America and Europe. For more information about SCP, please visit www.scppool.com.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in SCP’s 2002 Form 10-K and subsequent Form 10-Qs filed with the Securities and Exchange Commission.

POOL Reports Record Third Quarter 2003 Results

October 22, 2003

Consolidated Statements of Income

(Unaudited)	Three Months		Nine Months
(In thousands, except per share data)	Ended		Ended
	September 30,		September 30,
	2003	2002	2003	2002

Net sales	$ 337,611	$ 288,799	$ 965,883	$ 824,241
Cost of sales	245,454	213,730	700,342	608,975

Gross profit	92,157	75,069	265,541	215,266
Percent	27.3%	26.0%	27.5%	26.1%

Selling and administrative expenses	60,937	50,622	173,613	138,113

Operating income	31,220	24,447	91,928	77,153
Percent	9.2%	8.5%	9.5%	9.4%

Interest expense	1,063	1,162	3,662	3,861

Income before income taxes	30,157	23,285	88,266	73,292
Provision for income taxes	11,761	9,081	34,424	28,584

Net income	$ 18,396	$ 14,204	$ 53,842	$ 44,708

Earnings per share
Basic	$ 0.52	$ 0.40	$ 1.52	$ 1.21
Diluted	$ 0.49	$ 0.38	$ 1.45	$ 1.15

Weighted average shares outstanding
Basic	35,383	35,517	35,345	36,810
Diluted	37,287	37,504	37,051	38,731

POOL Reports Record Third Quarter 2003 Results

October 22, 2003

Condensed Consolidated Balance Sheets

(Unaudited)
(In thousands)	September 30,	September 30,
	2003	2002

Assets
Current assets
Cash and cash equivalents	$ 29,714	$ 11,566
Receivables, net	117,942	113,628
Product inventories, net	141,688	138,536
Prepaid expenses	4,797	3,917
Deferred income taxes	1,376	2,568

Total current assets	295,517	270,215

Property and equipment, net	24,138	19,124
Goodwill	109,156	102,606
Intangible assets, net	6,400	9,306
Other assets, net	2,729	1,023

Total assets	$ 437,940	$ 402,274

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	73,620	69,358
Accrued and other current liabilities	46,651	31,860
Short-term financing	62,270	-
Current portion of long-term debt and note payable	885	977

Total current liabilities	183,426	102,195

Deferred income taxes	12,599	5,734
Long-term debt, less current portion	43,033	143,549
Other long-term liabilities	2,656	3,542

Total stockholders’ equity	196,226	147,254

Total liabilities and stockholders’ equity	$ 437,940	$ 402,274

  The allowance for doubtful accounts (AFDA) was $4.3 million in 2003 and $4.2 million in 2002. The AFDA represented 79% and 76% of the accounts receivable greater than 60 days past due in September 2003 and September 2002, respectively.

  The inventory reserve was $4.5 million in September 2003 and $4.1 million in September 2002. The slowest moving class of inventory increased approximately $0.5 million from September 2002 to September 2003.

POOL Reports Record Third Quarter 2003 Results

October 22, 2003

Condensed Consolidated Statements of Cash Flows

(Unaudited)	Nine Months Ended
(In thousands)	September 30,
	2003	2002

Operating activities
Net income	$ 53,842	$ 44,708
Adjustments to reconcile net income to net cash provided by
operating activities	8,582	6,500
Changes in operating assets and liabilities, net of effects
of acquisitions
Receivables	(42,701)	(38,257)
Product inventories	45,581	62,390
Accounts payable	(25,689)	(42,385)
Other	19,900	8,089

Net cash provided by operating activities	59,515	41,045

Investing activities
Acquisition of businesses, net of cash acquired	(5,262)	(44,214)
Purchase of property and equipment	(6,085)	(3,445)
Proceeds from the sale of property and equipment	5	13

Net cash used in investing activities	(11,342)	(47,646)

Financing activities
Net proceeds (payments) on revolving line of credit	(87,275)	58,550
Net proceeds from asset-backed financing	62,270	-
Net proceeds from other long-term debt	2,147	-
Issuance of common stock under stock option plans	1,689	581
Purchase of treasury stock	(3,336)	(44,870)

Net cash provided by (used in) financing activities	(24,505)	14,261
Effect of exchange rate changes on cash	914	382

Increase in cash and cash equivalents	24,582	8,042
Cash and cash equivalents at beginning of period	5,132	3,524

Cash and cash equivalents at end of period	$ 29,714	$ 11,566

POOL Reports Record Third Quarter 2003 Results

October 22, 2003

Addendum

(In thousands)	Base Business		Acquired and Consolidated		Total
(Unaudited)	Three Months		Three Months		Three Months
	Ended		Ended		Ended
	September 30,		September 30,		September 30,
	2003	2002	2003	2002	2003	2002

Net sales	$290,660	$254,844	$46,951	$33,955	$337,611	$288,799

Gross profit	77,142	67,002	15,015	8,067	92,157	75,069
Gross margin	26.5%	26.3%	32.0%	23.8%	27.3%	26.0%

Selling and operating expenses	49,556	44,118	11,381	6,504	60,937	50,622
Expenses as a % of net sales	17.1%	17.3%	24.2%	19.2%	18.0%	17.5%

Operating income	27,586	22,884	3,634	1,563	31,220	24,447
Operating margin	9.5%	9.0%	7.7%	4.6%	9.2%	8.5%

(In thousands)	Base Business		Acquired and Consolidated		Total
(Unaudited)	Nine Months		Nine Months		Nine Months
	Ended		Ended		Ended
	September 30,		September 30,		September 30,
	2003	2002	2003	2002	2003	2002

Net sales	$832,626	$756,642	$133,257	$67,599	$965,883	$824,241

Gross profit	221,993	199,239	43,548	16,027	265,541	215,266
Gross margin	26.7%	26.3%	32.7%	23.7%	27.5%	26.1%

Selling and operating expenses	141,590	125,394	32,023	12,719	173,613	138,113
Expenses as a % of net sales	17.0%	16.6%	24.0%	18.8%	18.0%	16.8%

Operating income	80,403	73,845	11,525	3,308	91,928	77,153
Operating margin	9.7%	9.8%	8.6%	4.9%	9.5%	9.4%

Beginning in the fourth quarter of 2002, we began calculating our “base business” growth, which is consistent with measures used by other distributors. We believe the base business measure is useful to explain the period to period changes in our operating results. We calculate base business growth by excluding the following service centers from the calculation:

  Service centers acquired within the past 15 months;
  Service centers consolidated with acquired service centers within the past 15 months; and
  New service centers opened in new markets in the past 15 months.

POOL Reports Record Third Quarter 2003 Results

October 22, 2003

The base business calculation differs slightly from the same store calculation because base business includes (i) new service centers opened in existing markets and (ii) service centers affected due to their location in the immediate market areas of newly opened or acquired locations. Additionally, we allocate overhead expenses to the base business by considering base business net sales as a percentage of total net sales.

The effect of service center acquisitions and consolidations in the tables above includes the operations of the following:

  Fort Wayne Pools - January 2003 through September 2003 and August through September 2002
  Service centers consolidated with Fort Wayne locations - January 2003 through September 2003 and January 2002 through September 2002
  Capital Pools- January 2003 and January 2002
  Les Industries R.P., Inc. - May through September 2003
  Mepasa Albercas- August and September 2003
  Sud Quest Filtration- August and September 2003